Exhibit 10.3

THIRD ACKNOWLEDGEMENT AND AMENDMENT AGREEMENT

This Third Acknowledgement and Amendment Agreement (the “Acknowledgement”) is dated October 10, 2007, and is entered into by and between Richard J. Faleschini (the “Employee”), and BioSphere Medical, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Employee and the Company have entered into (i) a certain Employment Agreement dated November 2, 2004, as amended by an Acknowledgement and Amendment Agreement dated March 16, 2007, and a Second Acknowledgement and Amendment Agreement dated April 5, 2007, regarding the Employee’s employment with the Company (the “Employment Agreement”) and (ii) a certain Executive Retention Agreement made effective as of November 2, 2004 (the “Retention Agreement”);

WHEREAS, the parties desire to modify the provisions of the Employment Agreement and the Retention Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the undersigned hereby agree as follows:

1.                                       The Employment Agreement is hereby amended as follows:

(a)                                  Section 3.1 is deleted in its entirety and a new Section 3.1 is inserted in lieu thereof which reads as follows:

“3.1         Salary and Bonus.  The Company shall pay the Employee, in periodic installments in accordance with the Company’s customary payroll practices, an annual base salary of $300,000 for the one-year period commencing on the Commencement Date.  Such salary shall be subject to increases thereafter as may be determined from time to time by the Board.  The Employee shall be entitled to an annual bonus in an amount equal to up to 50% of his then current base salary, to be paid based upon the Employee’s achievement of milestones to be mutually agreed upon annually by the Employee and the Compensation Committee of the Board, but in any event such bonus shall be paid by March 15 of the year following the year to which the bonus relates.  A minimum bonus of 25% of the Employee’s current annual base salary shall be guaranteed for the first calendar year of this Agreement.”

(b)                                 Section 3.4 is deleted in its entirely and a new Section 3.4 is inserted in lieu thereof which reads as follows:

“3.4         Reimbursement of Expenses.  The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time.  Notwithstanding the foregoing, (i) the expenses eligible for reimbursement may not affect the expenses eligible for reimbursement in any other taxable year, (ii) such reimbursement must be made on or before the last day of the year following the year in which the expenses was incurred, and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.”

(c)                                  Section 5.1(b) is deleted in its entirety and a new Section 5.1(b) is inserted in lieu thereof which reads as follows:

“(b)         In the event the Employee’s employment is terminated pursuant to Section 4.1 because the Company has elected not to renew the Agreement, or is terminated by the Employee pursuant to Section 4.3 or by the Company pursuant to Section 4.5, the Company shall continue to pay to the Employee his salary as in effect on the date of termination and the amount of the annual bonus paid to him for the fiscal year immediately preceding the date of termination (payable in annualized monthly installments) and continue to provide to the Employee the other benefits owed to him under Section 3.2 (to the extent such benefits can be provided to non-employees, or to the extent such benefits cannot be provided to non-employees, then the cash equivalent thereof) until the date 12 months after the date of termination, provided, however, that the Company’s obligation to make the aforesaid payments or provide the aforesaid benefits shall immediately terminate in the event that the Employee violates the provisions of Section 6.1 or Section 7 during such 12 month period.  Notwithstanding the foregoing, to the extent such payments are reimbursement to the Employee of medical expenses incurred by the Employee as described in Reg. § 1.409A-1(b)(9)(v)(B), reimbursements may not be made beyond the period of time during which the Employee would be entitled (or would, but for such arrangement, be entitled) to COBRA continuation coverage under a group health plan of the Company.  The payment to the Employee of the amounts payable under this Section 5.1(b) (i) shall be contingent upon the execution by the Employee of a release in a form reasonably acceptable to the Company and (ii) shall constitute the sole remedy of the Employee in the event of a termination of the Employee’s employment in the circumstances set forth in this Section 5.1(b).

Payments to the Employee under this Section 5.1(b) shall be bifurcated into two portions, consisting of a portion that does not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and a portion that does constitute nonqualified deferred compensation.  Payments hereunder shall first be made from the portion that does not consist of nonqualified deferred compensation until it is exhausted and then shall be made from the portion that does constitute nonqualified deferred compensation.  Notwithstanding the foregoing, because the Employee is a “specified employee” as defined in Section 409A(a)(3)(B)(i) of the Code, the commencement of the delivery of any such payments that constitute nonqualified deferred compensation will be delayed to the date that is 6 months and one day after the Employee’ termination of employment (the “Earliest Payment Date”) unless payable upon the Employee’s death.  Any payments that are delayed pursuant to the preceding sentence shall be paid on the Earliest Payment Date.  The determination of whether, and the extent to which, any of the payments to be made to the Employee hereunder are nonqualified deferred compensation shall be made after the application of all applicable exclusions under Treasury Reg. § 1.409A-1(b)(9).  Any payments that are intended to qualify for the exclusion for separation pay due to involuntary separation from service set forth in Reg. § 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of the Employee following the taxable year of the Employee in which the Employee’s termination of employment occurs.”

(d)                                 A new Section 9.10 shall be inserted which shall read as follows:

“9.10       Section 409A.  Notwithstanding anything else to the contrary in this agreement, to the extent that any of the payments that may be made hereunder constitute “nonqualified deferred compensation”, within the meaning of Section 409A and the Employee is a “specified employee” upon his separation (as defined under Section 409A), the timing of any such payment following the separation date shall be modified if, absent such modification, such payment would otherwise be subject to penalty under Section 409A.  In any event, the Company makes no representation or warranty and shall have no liability to the Employee or to any other person if any provisions of this agreement are determined to constitute “nonqualified deferred compensation” subject to Section 409A but do not satisfy the requirements of that section.”

2.                                       The Retention Agreement is hereby amended as follows:

(a)                                  Section 4.2(a)(ii) is deleted in its entirety and a new Section 4.2(a)(ii) is inserted in lieu thereof which reads as follows:

“(ii)         for 12 months after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Measurement Date or, if more favorable to the Executive and his family, in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer on terms at least as favorable to the Executive and his family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and his family (notwithstanding the foregoing, to the extent such payments are reimbursement to the Executive of medical expenses incurred by the

Executive as described in Reg. § 1.409A-1(b)(9)(v)(B), reimbursements may not be made beyond the period of time during which the Executive would be entitled (or would, but for such arrangement, be entitled) to COBRA continuation coverage under a group health plan of the Company);”

(b)                                 A new Section 4.2(d) is added which reads as follows:

“(d)         Specified Employee Provisions.  Payments to the Executive under this Section 4.2 shall be bifurcated into two portions, consisting of a portion that does not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and a portion that does constitute nonqualified deferred compensation.  Payments hereunder shall first be made from the portion that does not consist of nonqualified deferred compensation until it is exhausted and then shall be made from the portion that does constitute nonqualified deferred compensation.  Notwithstanding the foregoing, because the Executive is a “specified employee” as defined in Section 409A(a)(3)(B)(i) of the Code, the commencement of the delivery of any such payments that constitute nonqualified deferred compensation will be delayed to the date that is 6 months and one day after the Executive’s Date of Termination (the “Earliest Payment Date”) unless payable upon the Executive’s death.  Any payments that are delayed pursuant to the preceding sentence shall be paid on the Earliest Payment Date.  The determination of whether, and the extent to which, any of the payments to be made to the Executive hereunder are nonqualified deferred compensation shall be made after the application of all applicable exclusions under Treasury Reg. § 1.409A-1(b)(9).  Any payments that are intended to qualify for the exclusion for separation pay due to involuntary separation from service set forth in Reg. § 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of the Executive following the taxable year of the Executive in which the Executive’s termination of employment occurs.”

(c)                                  A new Section 7.10 is added which reads as follows:

“7.10       Section 409A.  Notwithstanding anything else to the contrary in this agreement, to the extent that any of the payments that may be made hereunder constitute “nonqualified deferred compensation”, within the meaning of Section 409A and the Executive is a “specified employee” upon his separation (as defined under Section 409A), the timing of any such payment following the separation date shall be modified if, absent such modification, such payment would otherwise be subject to penalty under Section 409A.  In any event, the Company makes no representation or warranty and shall have no liability to the Executive or to any other person if any provisions of this agreement are determined to constitute “nonqualified deferred compensation” subject to Section 409A but do not satisfy the requirements of that section.”

3.             The parties acknowledge and agree that all other provisions of the Employment Agreement and Retention Agreement shall remain in full force and effect.

4.             This Acknowledgement shall be governed by and construed and interpreted in accordance with the substantive laws of the Commonwealth of Massachusetts without regard to its principles of conflicts of law.

5.             This Acknowledgement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

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IN WITNESS WHEREOF, the Parties have executed this Third Acknowledgement and Amendment Agreement as of the date first above written.

BIOSPHERE MEDICAL, INC.

By:	/s/ Riccardo Pigliucci
Title:	Riccardo Pigliucci
Chairman, Compensation Committee of the
Board of Directors

EMPLOYEE

/s/ Richard J. Faleschini
Name: Richard J. Faleschini
Title: President and Chief Executive Officer